Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS THIRD-QUARTER 2010 RESULTS

Increasing Volume Drives Net Sales up 36%
Company Generates Operating Income of $5.0 Million Despite Component Shortages, Higher Launch Costs
Refinancing of Long Term Notes With Improved Interest Costs and Extended Maturities to 2017

WARREN, Ohio – October 22, 2010 – Stoneridge, Inc. (NYSE: SRI) today announced improving financial results for the third quarter ended September 30, 2010.

Net sales increased $42.4 million, or 36.0%, to $160.4 million, compared with $118.0 million for the third quarter of 2009, driven by market demand coupled with organic growth.  The increase in net sales was primarily driven by increased vehicle production volume in the third quarter of 2010 compared with the third quarter of 2009 in the passenger car and light truck markets in North America (26.3%) and medium- and heavy-duty truck markets in both North America (25.1%) and Europe (76.0%).

Net income for the third quarter of 2010 was $0.7 million, or $0.03 per diluted share, compared with a net loss of $0.8 million, or $(0.04) per diluted share, in the third quarter of 2009.  The increase in net income was primarily due to increased production volume.  Operating income for the third quarter of 2010 was $5.0 million, an increase of approximately 90.5% from a year ago.  However, our third quarter 2010 results were negatively impacted by component shortages and higher than expected program launch costs.

Equity earnings have improved to $3.9 million in the quarter due primarily to the improved profitability of PST, our Brazilian joint venture.  As a result of accounting guidelines, we provided deferred tax expense of $1.3 million, or $0.05 per diluted share, which does not impact our cash taxes.

As of September 30, 2010, Stoneridge’s consolidated cash position was $84.9 million, $7.0 million lower than its 2009 year-end balance of $91.9 million. The decline was primarily the result of higher accounts receivable balances related to the increase in sales. Stoneridge’s Asset Based Lending facility remains undrawn.

On October 4, 2010, Stoneridge completed the refinancing of its unsecured $183.0 million 11.5% notes that would have matured on May 1, 2012.  Stoneridge issued $175.0 million 9.5% new senior secured notes which mature October 15, 2017 and extended the maturity of the Asset Based Lending facility until November 1, 2012.

Outlook
“Although we are pleased that our net sales and net income increased in the third quarter, our results were negatively impacted by additional costs associated with the launch of a major customer program and supply shortages of electronic chips and electrical connectors,” said John C. Corey, the Company’s president and chief executive officer.  “These issues are being resolved, and the actions we are taking to support our customer commitments will benefit our future performance.  In the meantime, as the market continues to improve, we expect to see further improvement in our financial results.  We now expect our 2010 sales to be in the range of $630.0 to $640.0 million.  We remain committed to creating long-term value through growth, diversification and leveraging our lower cost structure.  In addition, we expect our future performance to benefit from our recently completed refinancing.”

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Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2010 third-quarter results can be accessed at 11 a.m. Eastern time on Friday, October 22, 2010, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the medium- and heavy-duty truck, automotive and agricultural and off-highway vehicle markets.  Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in medium- and heavy-duty truck, automotive or agricultural and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443

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STONERIDGE, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net Sales	$160,436	$117,992	$474,772	$341,367

Costs and Expenses:
Cost of goods sold	124,406	90,909	365,595	281,413
Selling, general and administrative	31,011	24,449	92,026	80,373

Operating Income (Loss)	5,019	2,634	17,151	(20,419)

Interest expense, net	5,720	5,559	16,956	16,594
Equity in earnings of investees	(3,884)	(3,386)	(6,186)	(4,864)
Other expense (income), net	559	(198)	(1,140)	447

Income (Loss) Before Income Taxes	2,624	659	7,521	(32,596)

Provision (benefit) for income taxes	1,975	1,502	1,217	(409)

Net Income (Loss)	649	(843)	6,304	(32,187)

Net Loss Attributable to Noncontrolling Interest	(35)	-	(79)	-

Net Income (Loss) Attributable to Stoneridge, Inc. and
Subsidiaries	$684	$(843)	$6,383	$(32,187)

Basic Net Income (Loss) Per Share	$0.03	$(0.04)	$0.27	$(1.37)
Basic Weighted Average Shares Outstanding	23,972	23,761	23,939	23,580

Diluted Net Income (Loss) Per Share	$0.03	$(0.04)	$0.26	$(1.37)
Diluted Weighted Average Shares Outstanding	24,357	23,761	24,359	23,580

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STONERIDGE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2010	2009
ASSETS	(Unaudited)	(Audited)

Current Assets:
Cash and cash equivalents	$84,894	$91,907
Accounts receivable, less reserves of $1,589 and $2,350, respectively	109,780	81,272
Inventories, net	51,336	40,244
Prepaid expenses and other current assets	17,899	17,247
Total current assets	263,909	230,670

Long-Term Assets:
Property, plant and equipment, net	73,111	76,991
Investments and other long-term assets, net	63,035	54,864
Total long-term assets	136,146	131,855
Total Assets	$400,055	$362,525

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$67,015	$50,947
Accrued expenses and other current liabilities	51,895	36,827
Total current liabilities	118,910	87,774

Long-Term Liabilities:
Long-term debt	183,240	183,431
Other long-term liabilities	13,267	17,263
Total long-term liabilities	196,507	200,694

Shareholders' Equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 25,975 and 25,301
shares and outstanding 25,443 and 25,000 shares, respectively, with no stated value	-	-
Additional paid-in capital	160,784	158,748
Common Shares held in treasury, 532 and 301 shares, respectively, at cost	(413)	(292)
Accumulated deficit	(85,177)	(91,560)
Accumulated other comprehensive income	5,031	2,669
Total Stoneridge Inc. and Subsidiaries shareholders’ equity	80,225	69,565
Noncontrolling interest	4,413	4,492
Total shareholders' equity	84,638	74,057
Total Liabilities and Shareholders' Equity	$400,055	$362,525

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STONERIDGE, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
 (in thousands)

	Nine Months
	Ended September 30,
	2010	2009
OPERATING ACTIVITIES:
Net cash provided by (used for) operating activities	$3,232	$(2,578)

INVESTING ACTIVITIES:
Capital expenditures	(10,417)	(8,779)
Proceeds from sale of fixed assets	25	88
Net cash used for investing activities	(10,392)	(8,691)

FINANCING ACTIVITIES:
Share-based compensation activity, net	306	-
Borrowings on revolving credit facilities, net	1,134	-
Repayments of debt	(210)	-
Other financing costs	-	(50)
Net cash provided by (used for) financing activities	1,230	(50)

Effect of exchange rate changes on cash and cash equivalents	(1,083)	3,069

Net change in cash and cash equivalents	(7,013)	(8,250)

Cash and cash equivalents at beginning of period	91,907	92,692

Cash and cash equivalents at end of period	$84,894	$84,442

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